Acorn Energy Partners its DSIT Sonar Solutions Business with Leading Israeli Defense

Company via Sale of Partial Interest for $4.9M before Escrow and Potential Earn-Out;

Hosts Call Today at 1:00 pm ET to Review Transaction and New Corporate Strategy

Wilmington, DE, April 21, 2016 – Acorn Energy, Inc. (OTCQB: ACFN) announced today that it has completed the previously announced sale of nearly 50% of its 79% fully diluted interest in its DSIT Solutions, Ltd. underwater sonar and acoustic detection systems business to Israel-based Rafael Advanced Defense Systems Ltd., realizing gross proceeds of approximately $4.9 million, excluding escrow and taxes.

Acorn will host a conference call today at 1:00 pm ET (details below) to introduce Acorn’s new CEO Jan Loeb and to discuss its refocused business strategy, today’s news announcements, and its decision to partner with Rafael through this transaction.

Mr. Loeb commented, “We are focused on reallocating capital and resources to support our best performing businesses and by partnering with other companies to enhance the value of our operating companies. The decision to partner DSIT with Rafael, an industry-leading defense company, is rooted in this strategy. We believe that DSIT’s global reach and sales potential is significantly enhanced through our partnership with Rafael. At the same time, proceeds from the partial sale of our stake in DSIT have de-risked Acorn and provided some capital to fund operating activity and foster future growth. Acorn has an attractive portfolio of business assets that we believe in the aggregate are worth substantially more than our current public market valuation.

“We see significant growth potential in our OmniMetrix™ machine-to-machine, Internet of Things (IoT) monitoring and control business. The remote monitoring of industrial processes enables regulatory compliance and assures greater reliability and uptime, while providing substantial cost savings over traditional, labor-intensive site visits. The wide scope of potential applications for OmniMetrix solutions, along with the business’s recurring revenue model and attractive profit margins, provide a very attractive business platform that we believe can grow revenue at least 25% each year, over the next few years.”

Benny Sela, DSIT’s CEO, commented, “All of us at DSIT - management, employees as well as customers - are happy and proud that Rafael elected to partner with DSIT. We see this as a significant vote of confidence in our products and technology. We look forward to the opportunities to leverage this strategic partnership with Rafael in aspects such as technology, sales and marketing and business development. We are committed to work even harder in executing our business plan, now with the support of Rafael, a world leader in the development and manufacture of advanced defense systems.”

Transaction Details:

●	Acorn received gross proceeds of approximately $4.9 million before escrow (approximately $0.6 million), fees and taxes for the sale of nearly half of its 79% fully diluted ownership position.

●	Acorn is also eligible to receive its pro-rata share (approximately 82%) of a $1.0 million earn-out over a three-year period.

●	Acorn will retire all $2.7 million of its short-term debt with the sale proceeds.

●	Beginning in the second quarter of 2016, Acorn will no longer consolidate DSIT’s results of operations, but instead will account for its investment in DSIT under the equity method.

●	On the same terms as Acorn, DSIT management and employees sold a portion of their interest in DSIT to Rafael, providing Rafael with a 50.0% ownership interest in DSIT.

●	Subsequent to the sale, Acorn owns approximately 41.2% of DSIT (with senior management owning approximately 8.8%), and Acorn has appointed two of the six directors on the DSIT Board.

●	Reflecting today’s transactions, DSIT has an implied valuation of $15.1 million for the entire company.

Conference Call Details:

Date/Time:	Today, Thursday April 21st at 1:00 pm ET
Dial In #:	888-243-4451 or 412-542-4135 international
Online Reply/Transcript:	Audio file and call transcript will be posted to the investor section of Acorn’s website as soon as available.

About Acorn Energy, Inc. (www.acornenergy.com)

Acorn Energy, Inc. is a holding company with two portfolio companies; its market capitalization was approximately $4.6 million based on yesterday’s closing price of $0.16 and approximately 29 million shares outstanding.

OmniMetrix™, Inc. (www.omnimetrix.net) - a leader and pioneer in machine-to-machine (M2M), Internet of Things (IoT) wireless remote monitoring and control for pipelines, stand-by generators, cell towers, medical facilities, data centers, public transportation systems, and other critical equipment at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable, with over 16 years of experience and thousands of monitored assets.

DSIT Solutions Ltd. (www.dsit.co.il) - develops and produces sonar applications for the defense, HLS, energy and commercial markets. The company employs a world-class multi-disciplinary team of professionals that are skilled in the latest sonar and real-time technologies. DSIT products include: The Shield family of Diver Detection Sonars, Portable Acoustic Ranges, Underwater Acoustic Signal Analysis systems, sonar simulators and trainers and various other products in this field. DSIT is also in the process of developing innovative fiber optic based sensors.

About Rafael Advanced Defense Systems, Ltd. (www.rafael.co.il)

Rafael develops and manufactures advanced defense systems for the IDF and the defense establishment in Israel and for many countries around the world, and conducts global partnerships. Rafael is the largest employer in Northern Israel with approximately 7,000 employees and numerous subcontractor and service suppliers. Rafael Advanced Defense Systems Ltd ended 2014 with a net profit of $90 million, orders totaling $3 billion, an order backlog of $5 billion and sales of $1.9 billion.

Safe Harbor Statement

This press release includes forward-looking statement, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in maximizing the value of its operating companies and other assets. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business generally and the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contact:

David Collins, William Jones, Helen Sun

Catalyst Global

212-924-9800 or acfn@catalyst-ir.com